UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)

August 5, 2015 (August 5, 2015)

QUALITY DISTRIBUTION, INC.

(Exact name of registrant as specified in its charter)

Florida	000-24180	59-3239073
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4041 Park Oaks Boulevard, Suite 200

Tampa, Florida 33610

(Address of principal executive offices including Zip Code)

(813) 630-5826

(Registrant’s telephone number, including area code)

N.A.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

These supplemental disclosures to the definitive proxy statement on Schedule 14A (the “Proxy Statement”), filed by Quality Distribution, Inc. (“Quality” or the “Company”) with the United States Securities and Exchange Commission (the “SEC”), on July 16, 2015 and first mailed to the Company’s shareholders on or about July 17, 2015, are being made to update certain information relating to the Agreement and Plan of Merger, dated as of May 6, 2015 (the “Merger Agreement”), by and among Gruden Acquisition, Inc. (“Parent”), Gruden Merger Sub, Inc. (“Merger Sub”), and the Company. Defined terms used but not defined herein have the meanings set forth in the Proxy Statement.

SETTLEMENT OF LITIGATION

This supplemental disclosure is being filed in connection with the Company’s settlement of a certain litigation relating to the Merger Agreement which remains subject to the negotiation of a stipulation of settlement and approval by the Court in the Delman action, defined below. As previously disclosed beginning on page 77 of the Proxy Statement, a lawsuit relating to the Merger Agreement filed by a purported shareholder was brought against the Company, the Company’s board of directors, Parent, Merger Sub, Apax Investors and Apax. This lawsuit, Delman v. Quality Distribution, Inc., et al. (“Delman action”) was filed in the Circuit Court of the 13th Judicial Circuit in and for Hillsborough County, Florida. This lawsuit was brought individually and on behalf of a putative class of the Company’s shareholders, and alleges that the members of our board of directors breached their fiduciary duties in connection with the proposed acquisition of the Company by Parent, depriving the Company’s shareholders of the full and fair value of their ownership interest in the Company. The action further alleges that the Company has failed to inform the Company’s shareholders of material facts regarding the proposed transaction, and additionally, alleges that Apax, Parent, Merger Sub and the Apax Investors aided and abetted the alleged breaches by the Company’s board of directors. The Delman action purports to seek equitable relief, including, among other things, to enjoin consummation of the transactions contemplated by the Merger Agreement, as well as compensatory and/or recissory damages, and an award of all costs, including attorneys’ fees and other expenses.

The Company believes that no further disclosure is required to supplement the Proxy Statement under applicable laws; however, to avoid the risk that the lawsuit may delay or otherwise adversely affect the consummation of the transactions contemplated by the Merger Agreement, and to minimize the expense of defending such action, the Company has agreed to make certain supplemental disclosures related to the Merger Agreement and the transactions contemplated thereby, all of which are set forth below.

SUPPLEMENTAL DISCLOSURES

In connection with the settlement of the lawsuit as described in this supplemental disclosure, the Company has agreed to make these supplemental disclosures to the Proxy Statement. These supplemental disclosures should be read in conjunction with the Proxy Statement, which should be read in its entirety.

The following disclosure supplements the disclosure under the heading “Background of the Merger” by amending and restating the second full paragraph on page 29 as follows:

On June 13, 2014, Mr. Karandikar called Mr. Enzor to communicate Apax’s interest in making a formal proposal to acquire the Company. Later that afternoon, Apax delivered a letter to our board outlining a preliminary non-binding proposal for the purchase of 100% of the outstanding common shares of the Company by Apax at a price per share of $16.75-$17.00 in cash. The closing price of the Company’s shares on June 13, 2014 was $15.11 per share. Apax’s proposal implied a premium of approximately 11%-12.5% to our then current stock price and it included a request that the Company enter into exclusive negotiations with Apax regarding a potential transaction for a period of five weeks. Additionally, among other matters, Apax’s proposal indicated a desire to develop a capital structure that would provide maximum flexibility after the consummation of the transaction to enable the Company to pursue growth initiatives. The proposal also expressed Apax’s interest in keeping the Company’s current management team in place. Apax’s proposal indicated that, at the appropriate time and with the board of directors’ approval, Apax would invite a discussion regarding management’s participation in the equity of the ongoing Company.

The following disclosure supplements the disclosure under the heading “Background of the Merger” by amending and restating the first full paragraph on page 30 as follows:

At the direction of our board of directors, on August 8, 2014, Mr. Enzor and Mr. Troy called Mr. Karandikar to inform him that, after consideration of Apax’s June 13 proposal, our board of directors had determined not to pursue a potential transaction with Apax and the Company would instead continue to focus on the execution of its strategic plan. Mr. Karandikar acknowledged the position of our board of directors and asked whether the Company would be willing to share details of its strategic plan so that Apax might take that into account in determining whether it could improve its proposal. Mr. Enzor and Mr. Troy declined to provide this information to Apax but advised Mr. Karandikar that our board of directors would carefully consider any improved proposal, if Apax wished to submit one. There were no further discussions regarding Apax’s June 13 proposal. At around this time, based on market conditions, the Company determined to pursue a refinancing of its outstanding indebtedness, a transaction which was not ultimately consummated.

The following disclosure supplements the disclosure under the heading “Background of the Merger” by amending and restating the final paragraph on page 30, which continues onto page 31, as follows:

Following the November 25 meeting, Mr. Enzor and Mr. Troy contacted representatives of Apax and requested a written proposal letter reflecting the terms and conditions of its proposal. Later that day, Apax submitted a letter to the board of directors outlining a preliminary non-binding proposal for the purchase of 100% of the outstanding common stock of the Company by Apax for a purchase price of $17.50 to $18.00 per share in cash. The closing price for the Company’s shares on November 25, 2014 was $12.47 per share. In its letter, Apax also requested exclusive negotiations for a period of five weeks. Additionally, among other matters, Apax’s proposal indicated a desire to develop a capital structure that would provide maximum flexibility after the consummation of the transaction to enable the Company to pursue growth initiatives. The proposal also expressed Apax’s interest in keeping the Company’s current management team in place. Apax’s proposal indicated that, at the appropriate time and with the board of directors’ approval, Apax would invite a discussion regarding management’s participation in the equity of the ongoing Company.

The following disclosure supplements the disclosure under the heading “Background of the Merger” by amending and restating the second full paragraph on page 32 as follows:

At a January 6, 2015 meeting of our board of directors, Mr. Troy and representatives of Fried Frank updated the board of directors on the status of the ongoing discussions with RBC Capital Markets regarding its engagement. Certain parameters established in connection with RBC Capital Markets’ engagement included, among other things, the use of informational walls designed to avoid unauthorized disclosure of confidential information relating to the Company and a determination that senior deal team members of RBC Capital Markets involved in providing RBC Capital Markets’ financial advisory services to the Company would not be assigned to any deal team of RBC Capital Markets representing Apax during the pendency of RBC Capital Markets’ engagement with the Company. The board of directors also determined not to engage an additional financial advisor at that time, but directed Mr. Troy to continue to contact other investment banks in the event that a second financial advisor was deemed desirable and appropriate at a later date.

The following disclosure supplements the disclosure under the heading “Background of the Merger” by amending and restating the final paragraph on page 32, which continues onto page 33, as follows:

At a January 22, 2015 meeting of our board of directors, the board of directors reviewed and discussed the Apax proposal and the Company’s other potential strategic alternatives. Members of the senior management team and representatives of RBC Capital Markets, Fried Frank and Shumaker were present at this meeting. A representative of Shumaker delivered a presentation to the board of directors regarding its fiduciary duties under Florida law. The board of directors also discussed challenges facing the Company’s business, in particular its energy logistics segment, which had experienced a decline in the demand for the Company’s services and was also subject to pricing pressures, including the potential effect of conditions in the energy market on the financial performance of the energy logistics segment. RBC Capital Markets discussed with the board of directors potential strategic alternatives for the Company, including maintaining the status quo, a leveraged recapitalization, a refinancing of the Company’s debt, a potential divestiture of the Company’s energy business and a potential sale of the entire Company. RBC Capital Markets’ financial advisory services did not include an assessment of operational matters, including strategies for improving the business as an alternative to selling the Company. Although the Company was regularly reviewing potential strategic targets, the Company’s debt position inhibited its ability to engage in significant acquisition transactions. The board of directors engaged in a lengthy discussion regarding these strategic alternatives, including Apax’s proposal and the interest communicated by Party B. No decisions regarding potential strategic alternatives were made. Rather, the board of directors determined to reconvene on January 26, 2015, after Mr. Enzor’s and Mr. Troy’s meeting with Party B, to further discuss potential strategic alternatives and possible responses to both Apax and Party B. Also at this meeting, Fried Frank discussed with the board of directors the existing confidentiality agreement between Apax and the Company. The board of directors determined that the existing confidentiality agreement should be amended to include additional provisions, such as restrictions on the solicitation of employees and standstill provisions, in the event the board of directors determined to grant Apax further access to confidential information. The board of directors instructed Fried Frank to prepare an amendment to the existing confidentiality agreement addressing these matters, and the amendment was delivered to Apax for its review. On the same day, our board of directors held its regular year-end meeting, which included an update by senior management on the full year operating and financial performance of the Company for 2014 and the outlook for 2015. The closing price of our common stock on January 22, 2015 was $9.32 per share.

The following disclosure supplements the disclosure under the heading “Background of the Merger” by amending and restating the third full paragraph on page 33 as follows:

On January 28, 2015, the Company and Apax entered into an amendment to Apax’s confidentiality agreement, which included customary non-solicitation and standstill provisions. Commencing on that date, the Company, with the assistance of RBC Capital Markets, uploaded documents responsive to Apax’s preliminary due diligence request list to an electronic data room. The Company granted data room access to Apax and its authorized representatives on February 2, 2015. Between February 2, 2015 and the end of February, the Company’s management team participated in various in-person due diligence meetings with representatives of Apax and hosted representatives of Apax on site visits to the Company’s facilities. During these meetings, the Company’s management team discussed with representatives of Apax various aspects of our business, financial performance and prospects, including our business plan and potential strategic and operating initiatives. The Company’s management team also discussed with Apax certain potential acquisition targets being considered by the Company.

During the fourth quarter of 2014, oil prices declined precipitously and, accordingly, the Company’s management team provided our board of directors with periodic updates on the outlook of our energy business. In light of the substantial disruption in the price of oil and other market conditions, the Company’s management team and the board of directors believed future performance in the energy business could be adversely impacted. After initiating discussions with Apax in late January 2015 and throughout the remainder of the process, Apax also received periodic updates on the energy business, including updates on the softening energy markets. Notwithstanding the challenging environment with respect to certain business segments, the Company decided not to downwardly revise its financial projections because (i) the Company had established certain contingencies in its business plan to cover shortfalls and (ii) the energy business is fairly cyclical and, in the judgment of the Company’s management team, it was too early in the fiscal year to revise projections based on the performance of the energy business to date.

The following disclosure supplements the disclosure under the heading “Background of the Merger” by amending and restating the second full paragraph on page 34 as follows:

On March 6, 2015, Apax submitted an updated written proposal to our board of directors to acquire 100% of the outstanding common stock of the Company for $14.75 per share in cash. In its proposal, Apax indicated that it had reduced its proposed per share purchase price from its November 2014 proposal of $17.50-$18.00 per share as a result of four primary factors: (i) its revised view on valuation based on adjustments by Apax to the Company’s 2014 EBITDA for non-cash items, (ii) Apax’s lowered views on the Company’s growth rate estimates for its chemical business, (iii) negative market trends affecting the Company’s energy business, and (iv) higher than originally anticipated costs of debt financing for Apax. Apax provided ‘highly confident’ debt financing letters indicating that certain banks were willing to provide debt financing to facilitate an acquisition of the Company. The closing price for the Company’s shares on March 6, 2015 was $10.40 per share. Apax’s proposal included a request that the Company enter into exclusive negotiations with Apax for a period of three weeks. Additionally, among other matters, Apax’s proposal indicated a desire to develop a capital structure that would provide maximum flexibility after the consummation of the transaction to enable the Company to pursue growth initiatives. The proposal also expressed Apax’s interest in keeping the Company’s current management team in place. Apax’s proposal indicated that, at the appropriate time and with the board of directors’ approval, Apax would invite a discussion regarding management’s participation in the equity of the ongoing Company.

The following disclosure supplements the disclosure under the heading “Background of the Merger” by amending and restating the fourth full paragraph on page 36 as follows:

On April 6, 2015, the board received a revised written proposal from Apax, proposing the acquisition of 100% of the outstanding common stock of the Company by Apax for $16.00 per share in cash, which price represented a premium of approximately 59% to the Company’s April 2, 2015 closing stock price of $10.07 per share. Apax’s proposal also included “highly confident” letters from Apax’s financing sources to provide financing for a potential transaction. Apax’s proposal included a request that the Company enter into exclusive negotiations with Apax for a period of three weeks. Additionally, among other matters, Apax’s proposal indicated a desire to develop a capital structure that would provide maximum flexibility after the consummation of the transaction to enable the Company to pursue growth initiatives. The proposal also expressed Apax’s interest in keeping the Company’s current management team in place. Apax’s proposal indicated that, at the appropriate time and with the board of directors’ approval, Apax would invite a discussion regarding management’s participation in the equity of the ongoing Company.

The following disclosure supplements the disclosure under the heading “Background of the Merger” by amending and restating the final full paragraph on page 38 as follows:

On April 28, 2015, at Apax’s request, Mr. Enzor and Mr. Troy met with Mr. Truwit, Mr. Karandikar and another Apax representative. Representatives of RBC Capital Markets also attended this meeting. At this meeting, Mr. Truwit and Mr. Karandikar reviewed certain outstanding due diligence matters and described Apax’s vision for the Company post-closing. The parties also discussed the importance of retaining key employees following the announcement of a transaction, and Mr. Enzor and Mr. Troy described the retention bonus pool being considered by the Compensation Committee. Apax provided a general overview of the terms of various historical equity packages established for executives of its previously acquired portfolio companies; however, other than the discussion with respect to a post-closing retention bonus pool, there was no discussion with respect to post-closing employment or equity arrangements for any of the Company’s senior management or employees, including Mr. Enzor and Mr. Troy. At the request of Apax, each of Mr. Enzor and Mr. Troy, on behalf of themselves, indicated that he would be open to having discussions regarding such matters at the appropriate time following execution of the merger agreement. At various times throughout the negotiation process, Apax expressed to RBC Capital Markets that Apax would be interested in supporting the Company’s management team if Apax acquired the Company.

The following disclosure supplements the disclosure under the heading “Background of the Merger” by amending and restating the final full paragraph on page 40 as follows:

Of the 103 parties contacted, 18 parties requested a summary of public information regarding the Company, together with a form confidentiality agreement. Of the 18 parties that requested the summary information, five parties executed a confidentiality agreement with the Company. These five parties (one strategic and four financial sponsors) were provided with access to certain non-public information regarding the Company through an electronic data room and were requested to submit an initial indication of value for the Company in advance of arranging a meeting with our senior management. It was communicated to potential acquirors during the go-shop period that proposals to acquire the Company should be sufficiently compelling as compared to the Apax transaction to justify a meeting between the potential acquiror and the Company’s management team. However, none of such parties submitted an initial indication of value or proposed to acquire the Company. Additionally, since the conclusion of the go-shop period through the date of this proxy statement, no other party has submitted a competing acquisition proposal.

The following disclosure supplements the disclosure under the heading “Background of the Merger” by adding the following paragraph after the final full paragraph on page 40:

As a result of the transaction with Apax, the Company is not currently pursuing a refinancing of its debt or taking on new debt.

The following disclosure supplements the disclosure under the heading “Opinion of the Company’s Financial Advisor” by amending and restating the second full paragraph on page 50 as follows:

RBC Capital Markets and certain of its affiliates in the past have provided, currently are providing and in the future may provide investment banking and financial advisory services to the Company unrelated to the merger, for which services RBC Capital Markets and such affiliates have received and will receive customary compensation including, during the two-year period prior to the date of RBC Capital Markets’ opinion, acting as a lender under certain credit facilities of the Company. As the Company’s board of directors was aware, RBC Capital Markets and certain of its affiliates also in the past have provided, currently are providing and in the future may provide investment banking, commercial banking and financial advisory services to Apax and certain of its portfolio companies and/or affiliates, for which services RBC Capital Markets and its affiliates have received and expect to receive customary compensation, including, during the two-year period prior to the date of RBC Capital Markets’ opinion, having acted or acting as (i) a financial advisor in connection with certain acquisition or disposition transactions, (ii) a joint global coordinator and/or joint bookrunning manager for various equity and debt offerings and (iii) a lead or joint lead arranger, bookrunning manager and/or administrative agent for, and as a lender under, certain credit facilities, for which services as described in clauses (i) through (iii) above RBC Capital Markets and its affiliates received during the period from January 1, 2013 through March 31, 2015 aggregate fees totaling approximately $51 million. Additionally, in April 2015, RBC Capital Markets and its affiliates received aggregate fees totaling approximately $305,000 for certain investment banking, commercial banking and financial advisory services provided to Apax and certain of its portfolio companies and/or affiliates. As the Company’s board of directors also was aware, RBC Capital Markets and certain of its affiliates have direct or indirect investments in certain investment funds managed or advised by Apax (including, during the two-year period prior to the date of RBC Capital Markets’ opinion, a $10 million investment in a fund managed or advised by Apax which is not involved in the merger).

Forward-Looking Statements

This Form 8-K contains, and other written or oral statements made by or on behalf of the Company may include, forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. In addition, we or our executive officers on our behalf, may from time to time make forward-looking statements in reports and other documents that are filed with the Securities and Exchange Commission (SEC) or in connection with oral statements made to the press, potential investors or others. Specifically, forward-looking statements may include, but are not limited to, statements relating to our future economic performance, business prospects, revenue, income, and financial condition; and statements preceded by, followed by, or that include the words “expects,” “believes,” “intends,” “will,” “anticipates,” and similar terms that relate to future events, performance, or our results. Examples of forward-looking statements in this press release include, but are not limited to, statements about the price, terms and closing date of the proposed transaction and statements regarding shareholder and regulatory approvals. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results, expectations, or outcomes to differ materially from our historical experience as well as management’s present expectations or projections. These risks and uncertainties include, but are not limited to: (i) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (ii) the inability to complete the proposed merger due to the failure to obtain the Company Requisite Vote or the failure to satisfy other conditions of the proposed merger within the proposed timeframe or at all; (iii) the failure to obtain the necessary financing arrangements as set forth in the debt and equity commitment letters delivered pursuant to the merger agreement, or the failure of the proposed merger to close for any other reason; (iv) risks related to disruption of management’s attention from the Company’s ongoing business operations due to the transaction; (v) the outcome of any legal proceedings, regulatory proceedings or enforcement matters that may be instituted against the Company and others relating to the merger agreement; (vi) the risk that the pendency of the proposed merger disrupts current plans and operations and the potential difficulties in employee retention as a result of the pendency of the proposed merger; (vii) the effect of the announcement of the proposed merger on the Company’s relationships with its customers, operating results and business generally; and (viii) the amount of the costs, fees, expenses and charges related to the proposed merger. Consider these factors carefully in evaluating the forward-looking statements. Additional factors that may cause results to differ materially from those described in the forward-looking statements are set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, which was filed with the SEC on March 13, 2015. The forward-looking statements represent the Company’s views as of the date on which such statements were made and the Company undertakes no obligation to publicly update such forward-looking statements.

Participants in the Solicitation

The Company and its directors, executive officers and certain other members of management and employees of the Company may be deemed to be “participants” in the solicitation of proxies from the shareholders of the Company in connection with the proposed merger. Information regarding the interests of the persons who may, under the rules of the SEC, be considered participants in the solicitation of the shareholders of the Company in connection with the proposed merger, which may be different than those of the Company’s shareholders generally, are set forth in the definitive proxy statement and the other relevant documents filed with the SEC. Shareholders can find information about the Company and its directors and executive officers and their ownership of the Company’s common stock in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2014 and in its definitive proxy statement relating to its special shareholders meeting filed with the SEC on July 16, 2015. These documents may be obtained free of charge from the SEC’s website at www.sec.gov and the Company’s website at https://www.qualitydistribution.com/.

Important Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed acquisition of the Company by Parent, an entity formed by funds advised by Apax Partners LLP pursuant to the previously announced merger. In connection with the proposed merger, the Company filed with the SEC on July 16, 2015, and mailed to its shareholders on July 17, 2015, a definitive proxy statement and other relevant documents. QUALITY SHAREHOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) BECAUSE IT CONTAINS IMPORTANT INFORMATION.

Investors may obtain a free copy of the definitive proxy statement and other relevant documents filed by the Company with the SEC at the SEC’s Web site at http://www.sec.gov. The definitive proxy statement and such other documents filed by the Company with the SEC may also be obtained for free from the Investor Relations section of the Company’s web site (https://www.qualitydistribution.com/) or by directing a request to: Quality Distribution, Inc., 4041 Park Oaks Blvd., Suite 200, Tampa, FL 33610, Attention: Investor Relations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUALITY DISTRIBUTION, INC.
(Registrant)

Dated: August 5, 2015	By:	/s/ Joseph J. Troy
	Name:	Joseph J. Troy
	Title:	Chief Financial Officer and Executive Vice President

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